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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORP

Six Months ended June 30, 1997
------------------------------
(in thousands)

1.  Income before income taxes and equity in undistributed
    income of subsidiaries.......................................   $  296,377

2.  Fixed charges - interest expense, amortization of debt
    issuance costs and one-third of rental expenses, net of
    income from subleases........................................      103,121
                                                                       -------
3.  Income before taxes and equity in undistributed income of
    subsidiaries, plus fixed charges.............................   $  399,498
                                                                       =======
4.  Ratio of earnings (as defined) to fixed charges
    (line 3/line 2)..............................................         3.87x


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